Exhibit 99.1

PRESS ANNOUNCEMENT

Date:	October 24, 2012
Contact:	James H. Nicholson
Chief Financial Officer
440-248-7171

PVF Capital Corp. Announces Increased Earnings for Fiscal 2013 First Quarter

•	Net income of $1.6 million, boosted by strong mortgage banking results

•	Net interest margin expands 14 basis points to 3.21% compared with the fiscal 2012 fourth quarter

•	Mortgage banking revenue remains strong in lower interest rate environment

•	Company achieves its 12th consecutive quarterly improvement in key asset quality metrics

•	Core operating results continue to improve and reflect the impact of the business transformation

•	Capital ratios improve and continue to exceed prescribed regulatory levels

Solon, OH - PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, announced net income of $1.6 million, or $0.06 basic and diluted earnings per share, for the fiscal 2013 first quarter ended September 30, 2012. This improvement compares with a net loss of $0.8 million, or $0.03 basic and diluted loss per share, for the prior-year quarter and net income of $0.8 million, or $0.03 basic and diluted loss per share, for the fiscal 2012 fourth quarter ended June 30, 2012.

Robert J. King, Jr., President and Chief Executive Officer, commented, “We continue to make progress across the board with our mortgage banking activities, asset quality improvement and transformation to a stronger commercial, small-business and relationship-oriented bank. The improvement in our balance sheet and our continued compliance with the prescribed capital levels will enable us to remain on track to deliver long-term profitable growth.”

Net Interest Income Continues to Improve

Net interest income improved during the quarter ended September 30, 2012, totaling $5.8 million and increasing $0.1 million, or 2.2%, from the fiscal 2012 fourth quarter ended June 30, 2012. This improvement over the prior quarter is attributable to the continued strategic improvement in the mix of average earning assets which resulted in a higher earning asset yield, while the Company was able to continue to lower its funding costs in this low interest rate environment.

Compared with the year-ago quarter ended September 30, 2011, net interest income for the current quarter increased $0.6 million, or 12.3%. This was accomplished with a smaller but more efficient balance sheet as compared to a year ago, reflecting the Company’s successful multi-year strategic plan to strengthen and diversify its balance sheet and improve its risk profile.

Despite the impact of low interest rates on earning asset yields, the Company’s strategy allowed it to improve its net interest margin for the period ended September 30, 2012 to 3.21%, compared with 3.07% and 2.80% for the quarters ended June 30, 2012 and September 30, 2011, respectively.

Mortgage Banking Revenues Increase, Improving Non-interest Income

Non-interest income totaled $3.3 million for the quarter ended September 30, 2012, an increase of $1.6 million, or 96.9%, from the quarter ended September 30, 2011. This improvement is the result of growth in net revenue from mortgage banking activities, which totaled $3.1 million, an increase of $2.1 million from the year-ago quarter. Under the lower interest rate environment, the Company capitalized upon its significant residential mortgage origination capabilities, resulting in an increase of $2.2 million from the prior-year period in the gain on sale of mortgages. Included in the mortgage banking results, and partially offsetting the strong gain on sale revenue, is a $0.6 million charge to the impairment valuation allowance recognized against the carrying value of the Company’s capitalized mortgage servicing rights. This charge results from the fact that the majority of mortgage lending activities in the current environment continues to involve refinancing, which is highly correlated to interest rate movements and levels, and negatively impacts the fair value of mortgage servicing rights. Partially offsetting the higher mortgage banking revenues are higher credit-related costs associated with other real estate owned, which increased $0.3 million from a year ago and totaled $0.3 million. The credit-related costs resulted from updated valuations on other real estate owned and losses on property dispositions. Also, the Company did not sell the guaranteed portions on its Small Business Administration (“SBA”) loan originations during the quarter. This compares with SBA gains of $0.2 million in the year-ago quarter. As of September 30, 2012, the Company has $3.1 million of SBA loans which are closed and fully funded, as the Company continues to build and grow this business.

In comparison with the fourth quarter of fiscal 2012, non-interest income increased $0.2 million, primarily due to higher mortgage banking revenues of $0.1 million, offset by lower SBA gains of $0.2 million, and lower credit-related costs of $0.5 million in the current period.

Asset Quality Steadily Improves

For the 12th consecutive quarter, the Company continued to make progress with respect to its multi-year strategic plan to improve the Bank’s balance sheet and reduce problem assets. During the quarter, nonperforming loans decreased $2.0 million, or 10.2%, to $17.9 million, compared with the fourth quarter of fiscal 2012, while other real estate owned decreased $0.5 million to $7.2 million, resulting in total nonperforming assets of $25.1 million. This was a decrease of $2.5 million, or 9.2%, compared with total nonperforming assets of $27.6 million at June 30, 2012, and a decline of $30.8 million, or 55.1%, compared with a year ago.

As was previously announced during the quarter, the Office of the Comptroller of the Currency terminated Park View Federal Savings Bank’s regulatory order which had been in place since October 2009. The Company continues to exceed the asset quality metrics established by the terminated regulatory order. The classified assets to core capital plus general valuation allowance ratio improved to 44.7% at September 30, 2012, compared with 63.5% at the end of the prior-year quarter. The Company also reduced its level of classified assets plus special mention assets to core capital plus general valuation allowance ratio to 51.7% at September 30, 2012, versus 81.9% a year ago.

The provision for loan losses totaled $1.1 million for the current quarter compared with $1.5 million for each of the quarters ended June 30, 2012 and September 30, 2011. The lower provision level in the current quarter reflects the continued progress in improving overall asset quality and reducing the level of problem loans.

The allowance for loan losses at September 30, 2012 is $16.1 million, or 2.9% of total loans. This compares with an allowance of $16.1 million, or 2.9% of total loans, at June 30, 2012, and $29.6 million, or 5.2% of total loans, at September 30, 2011. The allowance’s coverage of nonperforming loans improved to 90.3% at September 30, 2012, compared with 80.7% at June 30, 2012, and 61.6% at September 30, 2011.

Non-interest Expense Stable

Non-interest expense totaled $6.5 million for the current quarter, compared with $6.6 million for the fiscal 2012 fourth quarter and $6.2 million for the year-ago quarter. The Company continues to manage its expense level while improving the quality of its balance sheet and developing the infrastructure and personnel necessary to transform the business and operations.

Pre-tax, Pre-credit Provision Income Improves Sequentially

One metric that management believes is useful in analyzing performance is pre-tax, pre-credit provision income, which adjusts earnings to exclude provision expense, credit-related charges involving the valuation and disposition of other real estate owned, and securities gains or losses. In addition, earnings are adjusted for items identified by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends. The pre-tax, pre-credit provision income for the quarter ended September 30, 2012 was $3.0 million, compared with income of $2.8 million for the quarter ended June 30, 2012, and income of $0.6 million for the prior-year quarter.

A reconciliation of net earnings reported under generally accepted accounting principles (“GAAP”) to pre-tax, pre-credit provision income (a non-GAAP metric) for the current and trailing four quarters ended September 30, 2012, is as follows (dollars in millions):

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2012	2012	2012	2011	2011
Net income (loss)	$1.6	$0.8	$0.4	$(1.8)	$(0.8)
Federal income tax provision (benefit)	0.0	(0.2)	0.0	0.0	0.0

Pre-tax income (loss)	1.6	0.6	0.4	(1.8)	(0.8)
Provision for loan losses	1.1	1.5	2.0	2.0	1.5
Loss/write-down (gain) on real estate owned	0.3	0.7	0.6	1.2	(0.1)

Pre-tax, pre-credit provision income	$3.0	$2.8	$3.0	$1.4	$0.6

Pre-tax, pre-credit provision income improved by approximately $0.2 million compared with the June 30, 2012 period, as a result of higher net interest income of $0.1 million, lower non-interest expense of $0.1 million and higher mortgage banking revenue of $0.1 million, partially offset by lower SBA gains of $0.2 million.

Bank Capital Ratios Strengthen

The Bank’s capital ratios have continued to exceed the requirements prescribed under the recently terminated regulatory order. As of September 30, 2012, the ratio of tier one (core) capital to adjusted total assets stood at 9.16% and total risk-based capital to risk-weighted assets was 13.34%. The requirements under the recently terminated regulatory order were 8.00% and 12.00%, respectively.

About PVF Capital Corp.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 16 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at parkviewfederal.com. PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

Use of Non-GAAP Financial Measures

This release includes certain financial information determined by methods other than in accordance with GAAP. One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends is pre-tax, pre-credit provision income. This is the level of earnings adjusted to exclude the impact of:

•

provision expense and credit related charges involving the valuation and disposition of other real estate owned, which are excluded because its absolute level is elevated and volatile in times of economic stress;

•	available-for-sale and other securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile; and

•

certain items identified by management to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends.

Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. While the Company believes that non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. Non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact methods of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, interest rate changes, real estate values, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. This press release contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	September 30,	June 30,
	2012	2012
ASSETS
Cash and amounts due from financial institutions	$16,903,187	$5,840,608
Interest-bearing deposits	97,672,255	114,269,532
Total cash and cash equivalents	114,575,442	120,110,140
Securities available for sale	38,280,551	38,658,044
Loans receivable held for sale, net	19,765,946	25,062,786
Loans receivable, net of allowance of $16,135,640 and $16,052,865, respectively	543,186,276	541,627,515
Office properties and equipment, net	7,286,062	7,237,165
Real estate owned, net	7,232,119	7,733,578
Federal Home Loan Bank stock	12,811,100	12,811,100
Bank-owned life insurance	23,696,129	23,648,663
Prepaid expenses and other assets	12,289,670	14,560,882

Total assets	$779,123,295	$791,449,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Non-interest-bearing deposits	$57,769,225	$51,786,588
Interest-bearing deposits	588,381,234	604,192,552

Total deposits	646,150,459	655,979,140
Note payable	1,019,445	1,046,111
Long-term advances from the Federal Home Loan Bank	35,000,000	35,000,000
Advances from borrowers for taxes and insurance	6,955,246	4,469,292
Accrued expenses and other liabilities	17,167,777	24,224,709

Total liabilities	706,292,926	720,719,252

Stockholders’ equity
Serial preferred stock, $.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 65,000,000 shares authorized; 26,392,195 and 26,217,796 shares issued	263,922	262,178
Additional paid-in capital	101,297,166	100,897,560
Retained earnings (accumulated deficit)	(24,568,768)	(26,119,855)
Accumulated other comprehensive income (loss)	(324,804)	(472,116)
Treasury stock at cost, 472,725 shares, respectively	(3,837,147)	(3,837,147)

Total stockholders’ equity	72,830,369	70,730,621

Total liabilities and stockholders’ equity	$779,123,295	$791,449,873

PVF CAPITAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
	2012	2011
Interest and dividends income
Loans	$6,986,437	$7,104,267
Mortgage-backed securities	80,231	49,721
Federal Home Loan Bank stock dividends	135,374	127,760
Securities	141,238	24,217
Federal funds sold and interest-bearing deposits	68,295	92,498

Total interest and dividends income	7,411,575	7,398,463

Interest expense
Deposits	1,325,728	1,949,047
Long-term borrowings	270,706	272,440

Total interest expense	1,596,434	2,221,487

Net interest income	5,815,141	5,176,976
Provision for loan losses	1,050,000	1,500,000

Net interest income after provision for loan losses	4,765,141	3,676,976

Non-interest income
Service charges and other fees	180,392	178,818
Gain on sale of mortgage loans	4,031,121	1,827,435
Income (loss) from mortgage servicing fees	(904,874)	(817,270)
Gain (loss) on sale of SBA loans	(3,686)	221,218
Increase in cash surrender value of bank-owned life insurance	47,466	62,699
Gain (loss) on real estate owned	(17,881)	140,112
Provision for real estate owned losses	(233,719)	(69,400)
Other, net	192,200	127,507

Total non-interest income	3,291,019	1,671,119

Non-interest expense
Compensation and benefits	3,109,759	2,894,698
Office occupancy and equipment	569,589	598,910
FDIC insurance	432,239	428,699
Professional and legal	120,000	115,000
Outside services	774,845	495,667
Maintenance contracts	174,840	196,334
Franchise tax	196,707	225,428
Real estate owned and collection expense	385,504	613,859
Other	741,590	625,275

Total non-interest expense	6,505,073	6,193,870

Income (loss) before federal income taxes	1,551,087	(845,775)
Federal income tax provision (benefit)	—	(25,178)

Net income (loss)	$1,551,087	$(820,597)

Basic earnings (loss) per share	$0.06	$(0.03)

Diluted earnings (loss) per share	$0.06	$(0.03)

FINANCIAL HIGHLIGHTS

	At or for the three months ended
(dollars in thousands except per share data)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Balance Sheet Data:
Total assets	$779,123	$791,450	$806,472	$794,823	$780,013
Loans receivable	559,322	557,680	563,557	564,036	567,812
Allowance for loan losses	16,136	16,053	16,914	17,515	29,553
Loans receivable held for sale, net	19,766	25,063	16,386	8,221	12,857
Cash and cash equivalents	114,575	120,110	134,496	151,850	150,272
Securities available for sale	38,281	38,658	40,908	22,595	7,805
Deposits	646,150	655,979	667,198	658,632	648,522
Borrowings	36,019	36,046	36,073	36,099	36,126
Stockholders’ equity	72,830	70,731	69,768	68,949	70,571
Nonperforming loans	17,864	19,900	23,542	30,313	47,972
Other nonperforming assets	7,232	7,734	9,552	9,995	7,925
Tangible common equity ratio	9.35%	8.94%	8.65%	8.67%	9.05%
Book value per share	$2.81	$2.74	$2.70	$2.69	$2.75
Common shares outstanding at period end	25,919,470	25,820,424	25,820,424	25,669,718	25,669,718
Operating Data:
Interest income	$7,412	$7,428	$7,540	$7,481	$7,399
Interest expense	1,596	1,737	1,861	2,055	2,222

Net interest income before provision for loan losses	5,815	5,691	5,679	5,426	5,177
Provision for loan losses	1,050	1,500	2,016	1,966	1,500

Net interest income after provision for loan losses	4,765	4,191	3,663	3,460	3,677
Non-interest income	3,291	3,043	3,275	1,126	1,671
Non-interest expense	6,505	6,602	6,518	6,343	6,194

Income (loss) before federal income taxes	1,551	632	420	(1,757)	(846)
Federal income tax expense (benefit)	—	(194)	—	—	(25)

Net income (loss)	$1,551	$826	$420	$(1,757)	$(821)

Basic earnings (loss) per share	$0.06	$0.03	$0.02	$(0.07)	$(0.03)

Diluted earnings (loss) per share	$0.06	$0.03	$0.02	$(0.07)	$(0.03)

Performance Ratios:
Return on average assets	0.78%	0.41%	0.21%	(0.89%)	(0.42%)
Return on average equity	8.79%	4.71%	2.42%	(10.07%)	(4.63%)
Net interest margin	3.21%	3.07%	3.10%	2.97%	2.80%
Interest rate spread	3.15%	2.99%	3.04%	2.90%	2.70%
Efficiency ratio	68.10%	70.69%	68.14%	82.10%	83.62%
Stockholders’ equity to total assets (all tangible)	9.35%	8.94%	8.65%	8.67%	9.05%
Asset Quality Ratios:
Nonperforming assets to total assets	3.22%	3.49%	4.10%	5.07%	7.17%
Nonperforming loans to total loans	3.19%	3.57%	4.18%	5.37%	8.45%
Allowance for loan losses to total loans	2.88%	2.88%	3.00%	3.11%	5.20%
Allowance for loan losses to nonperforming loans	90.32%	80.67%	71.85%	57.78%	61.60%
Net charge-offs to average loans, annualized	0.67%	1.64%	1.86%	9.90%	1.33%
Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	9.16%	8.74%	8.55%	8.23%	8.62%
Ratio of tier one (core) capital to adjusted total assets	9.16%	8.74%	8.55%	8.23%	8.62%
Ratio of tier one risk-based capital to risk-weighted assets	12.08%	11.83%	11.66%	11.25%	11.68%
Ratio of total risk-based capital to risk-weighted assets	13.34%	13.10%	12.93%	12.52%	12.95%